Exhibit 99.1

News > Smith-Midland > Contract Award
June 4, 2009

SMC Announces a New Contract to Provide Its Precast Products

MIDLAND, VA. – Smith-Midland Corporation (OTCBB: SMID) was awarded the contract to supply the Precast/Prestressed Concrete Pavement Slab panels for the VDOT project “Highways For Life” on Interstate 66 located in Fairfax County, VA.  The contract for the Precast/Prestressed Concrete Pavement Slab panels is valued at $950,000.

Sales orders received by the Company through May 29, 2009 of $16.9 million represents 164% of the targeted year-to-date sales orders of $10.3 million, or 68% of the $24.6 million of sales orders targeted for 2009.  A portion of the sales orders received to date will be delivered and invoiced in 2010 depending on such factors as customer schedules and Smith-Midland production capabilities.  In addition, there is no guarantee the dollar value of sales orders written during the remainder of 2009 will continue at the same pace as those written in the first five (5) months of the 2009.

“Smith-Midland Corporation is fortunate to continue to receive contracts to provide a wide variety of its precast products to general contractors located in the metropolitan Washington, DC area.” said Chairman and CEO Rodney I. Smith.

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHMIDLAND.com.  The “Investor Relations” area will include the Company’s Form 10-K.

Media Inquiries:
Nancy Kemble
kernan1@prodigy.net
Sales Inquiries:
info@smithmidland.com